Exhibit 10.1
SPECIAL ADVISOR AGREEMENT
This SPECIAL ADVISOR AGREEMENT (“Agreement”) is made by and between Douglas L. Peterson (“Executive”) and S&P Global Inc., a New York corporation (the “Company”).
1.Transition Date. On November 1, 2024 (the “Transition Date”), Executive will cease to serve as the Chief Executive Officer and President of the Company and, unless otherwise requested by the Board of Directors of the Company (the “Board”), as an officer or director of any subsidiary or affiliate of the Company. Executive agrees that he will execute any documents as may be reasonably requested by the Company to confirm the cessation of his service in the above-described roles. Executive will not stand for re-election to the Board at the Company’s 2025 annual meeting.
2.Transition Period and Transition Services.
(a)During the period (the “Transition Period”) commencing on the Transition Date and ending on the earliest of December 31, 2025 or Executive’s resignation, death, termination by the Company for “Cause” or termination due to “Disability” (which terms, for purposes of this Agreement, will have the meanings defined in the Company’s 2019 Stock Incentive Plan), Executive will:
(i)be employed by the Company as a Senior Advisor and employee and will report both to the Company’s then current Chief Executive Officer (the “CEO”) and to the Board through its Chairperson;
(ii)not be an officer of the Company;
(iii)remain subject to all applicable policies of the Company, including (without limitation) its Code of Business Ethics, clawback policies and securities trading policies;
(iv)devote his full business time to the Company and its affiliates, provided that (1) subject to the approval of the Nominating and Corporate Governance Committee of the Board (which approval will not be unreasonably withheld), Executive may serve on the board of directors of up to two public companies (including the Company), serve on the boards of directors of private companies, and participate in charitable, civic, educational, professional, community or industry affairs, provided in each case that such service or participation does not conflict or interfere with his duties to the Company; and (2) Executive may participate in such other outside activities as may be approved by the Board or the Nominating and Corporate Governance Committee of the Board; and
(v)perform the following duties in each case as reasonably requested (the “Transition Services”):
(1)assist in the transition of responsibilities over the day-to-day operation of the Company to the CEO;

(2)provide counsel to the CEO and the Board on historic, strategic, operational and policy issues;
(3)advise the CEO (and the senior executive team, as requested) on the latest strategic transformation opportunities, including Private Markets, Sustainability and Energy Transition, Financing the Energy Transition in Emerging Markets, and Regulatory Matters;
(4)facilitate introductions to support relationships for the CEO with customers, investors, regulators, central bankers and other stakeholders across the globe, including meeting with CEOs of the major global financial institutions (banks, asset managers, alternative asset managers, sovereign wealth funds, and select insurance companies) and major energy, industrial, and technology companies;
(5)as requested, facilitate the transition of relationships to the Company in domestic and international forums, summits, and conferences, including World Economic Forum (International Business Council; Financial Institutions Council; Global Risk Forum), US Japan Business Council, US China Business Council, US India CEO Forum of the US Commerce Department, Business Roundtable, and Washington think tank programs (CFR, and BPC);
(6)as requested, support and promote the Company in matters of public policy and government relations;
(7)assist with the development and implementation of key strategic initiatives for the Company’s growth (e.g., key joint ventures, acquisitions, partnership or other relationships, programs and transactions);
(8)support the review of the Company’s existing venture capital portfolio as well as the update of the Company’s venture capital strategy;
(9)assist with senior talent development through mentoring and coaching, including the onboarding of the new Chief Financial Officer; and
(10)other duties reasonably requested by the Board or the CEO.
(b)During the Transition Period, the Company will not terminate Executive’s employment absent Cause, but may in its discretion reduce his duties (which may include placing him on “garden leave”; provided that if placed on garden leave, Executive shall continue to be paid all compensation under this Agreement, without reduction, and all outstanding equity awards will continue to vest in accordance with their terms during that period).
(c)Executive’s employment with the Company will cease automatically at the end of the Transition Period and, except as otherwise expressly provided herein or (to the extent applicable) in the death, disability, voluntary resignation or retirement provisions of Company plans or awards, Executive will not be due any additional payments, rights or benefits in connection with the cessation of his employment.

(d)On or prior to the end of the Transition Period, Executive will return to the Company all equipment and property of the Company and its affiliates in his possession or control, including (without limitation) all confidential and proprietary information and any copies thereof.
(e)Sections 1 through 5 of this Agreement will not take effect if Executive’s employment with the Company ceases for any reason prior to the Transition Date.
3.Compensation. For his services during the Transition Period, Executive will receive the compensation described in this section.
(a)Executive will be paid base salary at a rate of $1,500,000 per year, which will be paid at regular intervals based on the Company’s regular payroll practices for employees.
(b)Executive will be eligible for a 2025 annual bonus (the “2025 Bonus”) on the same terms and conditions as other senior executives of the Company, provided that (i) the target amount of his 2025 Bonus will be $3,500,000, (ii) the amount actually payable in respect of his 2025 Bonus will not exceed $7,000,000, (iii) up to 30% of his 2025 Bonus will be determined by the Compensation and Leadership Development Committee of the Board based on its assessment of Executive’s performance of the Transition Services, which shall be determined in good faith; and (iv) the payment of any 2025 Bonus will be conditioned on Executive’s execution of a general release of claims against the Company and its affiliates in a customary form prescribed by the Company (a “General Release”) and to such release becoming irrevocable within 30 days following the end of 2025. For avoidance of doubt, this Agreement will not alter Executive’s eligibility for a 2024 annual bonus, the target amount of such bonus or the other terms thereof, and Executive’s change in role will not result in pro-ration of such bonus.
(c)Subject to his continued employment by the Company through January 1, 2025, the Company will grant to Executive on January 1, 2025 a restricted stock unit award with respect to a number of shares of common stock of the Company determined by dividing $5,000,000 by the average closing price of such common stock on the NYSE for the last ten trading days of 2024. Such restricted stock unit award will vest on the earliest of (i) December 31, 2025, (ii) Executive’s death, or (iii) termination of Executive’s employment due to his Disability, subject in each case to Executive’s continued employment through the applicable vesting date or event, to Executive’s (or if applicable, his estate’s) execution of a General Release, and to such release becoming irrevocable within 30 days following the applicable vesting date or event. Such restricted stock units will be settled by the issuance of common stock as soon as practicable and within 30 days following the applicable vesting date or event.
(d)For the avoidance of doubt, Executive’s outstanding equity awards shall continue to vest in accordance with their terms during the Transition Period.
4.Benefits.
(a)During the Transition Period and except as otherwise provided in the remainder of this Section 4, Executive will continue to participate in the same employee benefit plans and programs that cover him presently, provided that this Agreement will not limit the Company’s right to amend or discontinue any plan or program at any time.
(b)Executive will cease participation in the Company’s Senior Executive Severance Plan (the “Severance Plan”) on the Transition Date and will not participate in any other severance plan of the Company or its affiliates. However, for the avoidance of doubt, nothing herein will affect Executive’s rights under the Severance Plan prior to the Transition Date.
(c)Executive will not participate in the 401(k) Savings and Profit Sharing Plan Supplement after 2024 (but, for avoidance of doubt, will continue to participate in that plan for 2024, subject to its terms).
(d)Personal use of corporate aircraft by Executive will not be permitted during the Transition Period.
5.Business Expenses; Office Space and Administrative Support.
(a)During the Transition Period, Executive will be reimbursed for all reasonable expenses (including lodging and first-class travel) incurred in connection with providing the Transition Services, subject to the Company’s regular policies for reimbursement of business expenses.
(b)Executive will be provided with reasonable office space and administrative support during the Transition Period and, unless the Transition Period ends due to a termination by the Company for Cause, for four years thereafter.
6.Acknowledgements and Release.
(a)Executive specifically consents to the change in his status, function, duties, responsibilities and compensation described in this Agreement and agrees that nothing in this Agreement or the performance thereof will (i) constitute an “Adverse Change in Conditions of Employment” under the Severance Plan, (ii) constitute any similar “good reason” basis for resignation under any other plan, agreement or award, or (iii) otherwise entitle him to severance or enhanced benefits thereunder.
(b)In consideration for the Company’s execution of this Agreement, Executive hereby discharges and generally releases the Company, its direct and indirect subsidiaries, divisions and affiliates, each of their successors, predecessors and assigns, and each of their current and former directors, officers and employees, both individually and in their corporate capacities (collectively, the “S&P Global Releasees”) from all rights, claims, charges, actions, causes of action, suits, sums of money, debts, covenants, contracts, liabilities, demands, agreements, promises, obligations, and damages of any kind whatsoever known or unknown, contingent or non-contingent (collectively, “Claims”) that Executive or his heirs, administrators, executors, representatives, successors, or assigns ever had, may have now or in the future against the S&P Global Releasees for any act, omission, or event occurring up to and including the date Executive signs this Agreement, including but not limited to, any claims Executive ever had, now has or could have, without limitation, pursuant to: (i) the Age Discrimination in

Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, and the Labor Management Relations Act (the Taft-Hartley Act), all as amended; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a), but excluding from this release any right Executive may have to receive a monetary award from the SEC as an SEC whistleblower, pursuant to the bounty provision under section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C.. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program; (ii) the New York State Human Rights Law, New York City Human Rights Law, New York rights of Persons with Disabilities, New York statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim, New York Equal Pay Law, New York nondiscrimination against genetic disorders law, New York labor law, New York wage hour and wage payment laws, and New York minimum wage law, as amended; (iii) all other federal, state and local laws, regulations or ordinances regarding civil rights, human rights, employment, labor, or wage and hour laws, and any claim for costs, fees, or other expenses, including attorney’s fees, in connection with any of these matters or any and all common law or contract claims. However, nothing herein is intended to waive or release Executive’s rights: (1) under the terms of any tax qualified or non-qualified deferred compensation plan, (2) under the terms of outstanding equity awards, (3) to indemnification for his acts or omissions as an employee, director or officer of the Company or any of its affiliates and related advancement of legal fees and expenses (including, without limitation, under any separate indemnification agreement, the Company’s certificate of incorporation and bylaws, the Company’s D&O insurance, or otherwise), and to any claims to enforce such rights; (4) under the terms of this Agreement, including the enforcement thereof; (5) any rights which may not be released by law; and (6) which arise after the date Executive signs this Agreement.
7.Cooperation. During his employment by the Company and thereafter, Executive will cooperate with the Company and its affiliates in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Company (including, without limitation, being reasonably available to the Company or its counsel upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents). If the Company requires Executive’s cooperation in accordance with this provision, the Company will exercise its reasonable best efforts to schedule and limit its need for Executive’s cooperation so as not to interfere with Executive’s personal or other professional commitments. In addition, the Company will reimburse Executive for reasonable travel and other out-of-pocket expenses incurred in connection with his cooperation under this provision. Notwithstanding the foregoing, the Executive’s cooperation under this paragraph shall not be required in any matter in which the Executive is or is reasonably likely to become a party in opposition.

8.Restrictive Covenants. Executive acknowledges and agrees that he is subject to, and Executive agrees to adhere to, certain restrictive covenant agreements with the Company and its affiliates relating to non-competition, non-solicitation and confidentiality, intellectual property assignment, and nondisparagement, among other provisions (collectively, the “Restrictive Covenants”). The Restrictive Covenants are attached hereto as Exhibit A and incorporated herein by this reference. For the avoidance of doubt: (a) for purposes of the Restrictive Covenants, Executive’s employment or service with the Company will include his employment during the Transition Period, and (b) Executive’s breach of any of the Restrictive Covenants will be grounds for the Company to terminate Executive’s employment for Cause (and result in, among other things, cessation of all payments to Executive under this Agreement).
9.Entire Agreement. This Agreement, together with the Restrictive Covenants and Executive’s outstanding equity award agreements, embody the entire agreement and understanding of the parties and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.
10.Governing Law. This Agreement will be governed by the laws of the State of New York as if the Agreement were between New York residents, as if it were entered into and to be performed entirely within the State of New York, and without reference to any conflicts of law provisions.
11.Arbitration / Waiver of Jury Trial. Any dispute or claim relating to or arising out of this Agreement or Executive’s employment will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in New York, New York. The parties to the Agreement waive any rights to have any such disputes or claims tried by a judge or jury. Notwithstanding the foregoing, the Company may obtain injunctive relief from any court having jurisdiction over the parties to enforce any confidentiality, intellectual property assignment, restrictive covenant or similar provision applicable to Executive.
12.No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.
13.Section 409A. All compensation paid or provided to Executive is intended to be exempt from or compliant with Section 409A of the Internal Revenue Code and should be interpreted accordingly. Nonetheless, the Company makes no guaranty regarding the tax treatment of any compensation paid or payable to Executive and will have no liability to Executive if such compensation does not receive the intended tax treatment.
14.Amendments. No amendment or addition to this Agreement will be effective unless in writing signed by Executive and the Company.
15.Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below.

S&P Global Inc.

Steve Kemps

/s/ Steve Kemps
Date: July 29, 2024

Douglas L. Peterson

/s/ Douglas L. Peterson
Date: July 29, 2024